EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118059, 333-135242, 333-151195, 333-159712, 333-159713, 333-167180, 333-173769, 333-183071, 333-186827, 333-189393, 333-190177, 333-197407, 333-205827, 333-211379, 333-218431, 333-226245, 333-236105, 333-256489 and 333-265080) and on Form S-3 (Nos. 333-150087, 333-162303, 333-189392, 333-197405, 333-199359, 333-208923, 333-211919, 333-215792, 333-219783 and 333-260438) of our report dated March 22, 2023 relating to the financial statements and schedule of NeuroMetrix, Inc. (the “Company”), as of and for the years ended December 31, 2022 and 2021, which appears in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Baker Tilly US, LLP
Tewksbury, Massachusetts
March 22, 2023